Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

People’s United Financial, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-140865, No. 333-142119 and No. 333-163873) of our reports dated March 1, 2010, with respect to the consolidated statements of condition of People’s United Financial, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of People’s United Financial, Inc.

/s/ KPMG LLP

Stamford, Connecticut

March 1, 2010